CUSIP No. 03782L101

EXHIBIT A

TRANSACTIONS EFFECTED IN THE LAST 60 DAYS

All of the below transactions in the Common Stock were traded in the ordinary course on the NASDAQ Stock Market, other than those denoted with an asterisk, which were block trades.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type		Amount of Securities	Price Per Share
01/02/2024	Sale		30,214	$35.30	(1)
01/02/2024	Sale		13,800	$36.13	(2)
01/03/2024	Sale		26,276	$33.49	(3)
01/03/2024	Sale		2,850	$34.29	(4)
01/04/2024	Sale	*	208,000	$33.36
01/04/2024	Sale		40,000	$33.62	(5)
02/21/2024	Sale	*	385,242	$32.44

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type		Amount of Securities	Price Per Share
02/21/2024	Sale	*	14,758	$32.44

(1) The price reported for the Common Stock is a weighted average price. These shares were sold in multiple transactions at prices ranging from $35.00 to $35.98. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(2) The price reported for the Common Stock is a weighted average price. These shares were sold in multiple transactions at prices ranging from $36.07 to $36.36. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(3) The price reported for the Common Stock is a weighted average price. These shares were sold in multiple transactions at prices ranging from $33.10 to $33.98. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(4) The price reported for the Common Stock is a weighted average price. These shares were sold in multiple transactions at prices ranging from $34.05 to $34.66. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(5) The price reported for the Common Stock is a weighted average price. These shares were sold in multiple transactions at prices ranging from $33.46 to $33.80. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

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